Exhibit 10.6

COLLECTIVE BARGAINING

AGREEMENT

BETWEEN

GLAZIERS ARCHITECTURAL METAL

&

GLASS WORKERS LOCAL 1621

AND

INTERNATIONAL WINDOW

NORTHERN CALIFORNIA

Effective

March 1, 2005 – February 28, 2008

TABLE OF CONTENTS

		Pg. #

ADDITIONAL SHIFTS	ARTICLE 11	9
DISCIPLINE AND DISCHARGE	ARTICLE 20	16
EMPLOYEE RETIREMENT SAVINGS PROGRAM	ARTICLE 27	22
EQUAL EMPLOYMENT OPPORTUNITY	ARTICLE 4	4
GENERAL PROVISIONS	ARTICLE 31	24
HEALTH, DENTAL, LIFE AND VISION INSURANCE	ARTICLE 26	21
HOLIDAY PAY	ARTICLE 24	19
INDUSTRIAL INJURIES	ARTICLE 21	17
JOB BIDDING PROCEDURE	ARTICLE 16	13
JOB CLASSIFICATIONS	ARTICLE 29	24
JOINT COMMITTEE ON INDUSTRIAL RELATIONS	ARTICLE 30	24
LEAVES OF ABSENCE	ARTICLE 28	23
MANAGEMENT RIGHTS	ARTICLE 2	2
NO STRIKE NO LOCKOUT	ARTICLE 3	3
OVERTIME	ARTICLE 13	10
PAID VACATIONS	ARTICLE 23	18
PAY CONDITIONS	ARTICLE 9	7
PAYROLL CHECK-OFF OF UNION DUES	ARTICLE 6	5
PROBATIONARY PERIOD	ARTICLE 7	6
RECOGNITION	ARTICLE 1	2
REGULAR WORK TIME	ARTICLE 8	6
REPRESENTATION	ARTICLE 17	14
SENIORITY AND CONTINUOUS SERVICE	ARTICLE 15	12
SETTLEMENT OF DISPUTE/GRIEVANCE PROCEDURE	ARTICLE 19	15
SHOP STEWARDS	ARTICLE 18	14
SHOW UP TIME	ARTICLE 12	9
SICK PAY	ARTICLE 25	20
SOLE AND ENTIRE AGREEMENT	ARTICLE 32	25
TERM OF AGREEMENT	ARTICLE 33	26
TOOLS	ARTICLE 22	18
TRUCK BREAKDOWNS OR IMPASSABLE HIGHWAYS	ARTICLE 14	11
UNION SECURITY	ARTICLE 5	4
WAGES	ARTICLE 10	7
WAGES SHEDULE	EXHIBIT A	27

This Agreement is made and entered into this 1st day of March 2005 by and between International Window - Northern California (hereinafter referred to as the “Company”) and Glaziers Architectural Metal And Glass Workers Union, Local 1621 (hereinafter referred to as the “Union”).

Whereas, the Company’s obligation to operate its business profitably and to fulfill its obligation to its employees to pay a fair day’s pay for a fair day’s work should not be obstructed by disputes between it and its employees; and

Whereas, it is the intent of the parties to set forth herein their agreement with respect to rates of pay, hours of work, and conditions of employment to be observed by the Company, the Union, and employees covered by this Agreement; to promote harmonious relations between the Company, its employees, and the Union; and

Whereas, it is the desire of all parties hereto to further all of the aforementioned ends in entering into this Agreement:

Now, therefore, it is mutually understood and agreed by and between the parties hereto as follows:

ARTICLE 1

RECOGNITION

The Company recognizes the right of employees covered by this Agreement to self-organization and to bargain collectively with representatives of their own choosing and, accordingly, hereby recognize the Union as the exclusive representative for the purposes of collective bargaining with respect to rates of pay, hours of employment and other terms and conditions of employment for its unit employees in a unit consisting of all production and maintenance employees employed by the Company at its Hayward, California facility, including warehousemen, truck drivers, insulated workers, window makers, door and window assemblers and maintenance workers, excluding all other employees, material counter employees, office clerical employees, guards and supervisors as defined in the National Labor Relations Act.

ARTICLE 2

MANAGEMENT RIGHTS

Section 1.

The Company expressly retains the complete and exclusive rights, powers and authority to manage its operation and direct its employees except as the terms of this Agreement expressly and/or specifically limit said rights, powers and authority.  These retained rights, powers and authority include, but are not limited to, the right to determine the methods of producing, selling, marketing, financing and advertising products and services; to determine the prices of products and services; to determine methods, processes, standards, means, schedules and volume of production, manufacture, re-manufacture, operation, fabrication, repair, distribution, licensing, administration and sales; to determine product lines and types of service; to establish, revise or continue policies, practices or procedures for the conduct of the business; to determine or redetermine the number, location, relocation and types of its operations, tile types and distributions of work within the locations, and the methods, processes, services, equipment and materials to be utilized; to establish, continue or discontinue processes, functions, operations and services and/or their performance by employees of the Company; to determine employees’ starting and quitting times and the number of hours per day and per week operations shall be carried on and any employee shall work; to select, assign and reassign work to employees or others in accordance with requirements determined by management; to determine the existence, amount or lack of work; to make and enforce reasonable rules for the maintenance of discipline, efficiency, security or safety; to hire, promote, demote, transfer, layoff, recall and terminate employees; to assign and reassign employees to duties, shifts and hours of work; to maintain order, efficiency and security in its operation; to discharge, suspend or otherwise discipline employees; to determine the size, composition and distribution of the working force; to supervise and direct employees in the performance of their duties; to set, enforce and change production standards to ensure quality control and the proper and efficient use of the working force and equipment.

Section 2.

It is specifically understood that the enumeration of certain management prerogatives listed above shall not be deemed to exclude other management prerogatives not specifically enumerated above.  It is further specifically agreed that all the rights, powers or authority vested in the Employer, except those specifically abridged, delegated, deleted and/or modified by the express terms of this Agreement, are retained by the Employer.

Section 3.

The above statement of management rights are subject to the provisions of this Agreement and any complaint or dispute concerning exercise of any such management prerogative shall constitute a grievance within the meaning of this Agreement.

ARTICLE 3

NO STRIKE NO LOCKOUT

Section 1.

The Union and the company have provided in this Agreement an orderly and rational way of resolving disputes covering the terms of this Contract and involving employees in this bargaining unit.  Both the Company and the Union pledge to utilize the grievance procedure wherever applicable and declare their opposition to lockouts and strikes in attempting to resolve such disputes.

Section 2.  No Lockout

The Company agrees that during the term of this Agreement, it will not engage in any lockout of its employees covered by this Agreement.

Section 3.  No Strike

During the term of this Agreement there shall be no strike (sympathy or otherwise), slowdown, sick-in, work stoppages, picketing, hand-billing, boycotting, or other restriction of or interference with the operations of the Company or directed against the Company at its Hayward location or at any location or work site.  Any employee covered by this Agreement engaging in any such activity will neither earn, accrue, nor receive any benefits that may otherwise have occurred or accrued during the time the employee is engaged in any such activity.  The Company may also discharge or otherwise discipline any such employee and said discharge or other discipline will not be subject to the grievance provisions of this Agreement.  The only matter under this Section (No Strike No Lockout) which may be subject to arbitration is whether or not the conduct which is alleged to have occurred, did in fact occur.

Section 4.

The Union and the Company agree that neither it nor its officers or agents will engage in, cause, encourage, permit, condone or sanction any conduct specifically precluded by this Article and will make every reasonable effort to discourage and terminate such activity.

Section 5.

No employee shall be required to cross a lawful, primary picket line sanctioned by Glaziers, Architectural Metal and Glass Workers, Local No. 1621 established at locations other than the Company plant (as defined in this Agreement).

ARTICLE 4

EQUAL EMPLOYMENT OPPORTUNITY

Neither the Company nor the Union shall discriminate against any employee or job applicant because of such person’s race, color, creed, sex, national origin, age (in conformity with the Age Discrimination in Employment Act) or physical handicap (to the extent they are able to perform the essential functions of their job).  Whenever the masculine pronoun is used in the Agreement it shall refer to both genders.  The masculine, feminine and neuter genders shall be deemed to include the others, unless a different meaning is plainly required by the contract.

ARTICLE 5

UNION SECURITY

Section 1.

Each employee whose employment commenced before July 13, 1987, shall waive the right to join or refuse to join the Union at any time.  Such employees who join the Union shall maintain their membership in good standing, and as a condition of continued employment with the Company, remain a member in good standing of the Union.

Each employee who commences his/her employment after July 13, 1987, shall on the thirty-first (31st) day following the beginning of his/her employment become and thereafter remain a Union member in good standing as a condition of continued employment.

Section 2.

The Union agrees that neither it nor any of its officers or members will coerce employees into membership or dues or other Union activity during working time unless specifically authorized by the Company in writing.

The Company agrees that it will not interfere with, restrain, or coerce employees because of membership or any lawful activity in the Union.

Section 3.

A member in good standing is defined to mean:  An employee who tenders directly to the Union or authorizes payroll check-off to the Union of the Union’s uniform initiation fees and the current month’s regular Union dues.  Any employee failing to maintain “good standing” shall, upon written notice from the Union to the Company, be removed from work within five (5) days.

Section 4.

The Union hereby indemnifies the Company and promises to save harmless from any and all claims which may be made against it by any employee who is discharged pursuant to this Article.

ARTICLE 6

PAYROLL CHECK-OFF OF UNION DUES

The Company and the Union agree to a voluntary payroll check-off system for employees who elect to authorize the Company to deduct from their pay the monthly Union dues and initiation fees required as a condition of employment for those employees as per Article 5, with the following stipulations:

Section 1.

The Company will notify the Union of all new hires.  The Union agrees to furnish the Company with signed voluntary authorization cards.  The Union also agrees to furnish the Company monthly with a duplicate list of all employees who have signed said authorization cards.

Section 2.

During the term of this agreement and during any extension thereof, as provided in this agreement, the Company shall deduct on the second pay period of the month the Union dues and initiation fees as designated on the voluntary authorization cards signed by the individual employees.  The Company shall remit such deductions together with a duplicate copy of the check-off list to the Union.

Section 3.

Upon notification from the Union that any employee is in arrears in Union dues or initiation fees or any part thereof, the Company will deduct the amount of arrearage or unpaid initiation fee at the same time that deductions are made for Union dues to the extent that such deduction is authorized by said voluntary authorization card.

Section 4.

The Union hereby indemnifies the Company and promises to save it harmless from any and all claims which may be made against it by an employee for amounts deducted from wages as herein provided.

ARTICLE 7

PROBATIONARY PERIOD

Section 1.

All new employees hired on or after the signing of this Agreement, shall be on probation for the first ninety (90) calendar days of employment.  During the probationary period, the Company shall have the absolute right, in its sole discretion, to discharge or lay off any probationary employee for any reason.  Such probationary employees shall have no recourse to the grievance procedure in this Agreement in connection with such Company actions.

Section 2.

Upon completion of the probationary period, seniority will be computed from the employee’s original date of hire.  During this period of time new employees may not be entitled to any of the benefits specified for non-probationary employees.

Section 3.

Prior to the completion of the first ninety (90) calendar days, the employee shall have no seniority rights.

ARTICLE 8

REGULAR WORK TIME

Section 1.

This Article is intended to provide a definition of regular hours or days of work and shall not be construed as a guarantee of hours of work per day or per week, or days of work per week.

Section 2.

Eight (8) hours shall constitute a regular work day.  Five (5) days shall constitute a regular work week, from Monday through Friday, inclusive.  The regular day shift may start at any time between six (6:00) a.m. and eight (8:00) a.m.  The regular swing shift may start at any time between two-thirty (2:30) p.m. and four-thirty (4:30) p.m. The Company shall notify the Union, in writing, of the time elected as the normal shift starting time.

Section 3.

In unusual or emergency circumstances the Company reserves the right to select individuals or department shifts to start at times other than the usual starting time.  Employees with different starting times will be personally notified as such.

Section 4.

The regular work day shall continue uninterrupted for eight (8) hours, except for a meal period of at least one-half (1/2) hour, at approximately mid-shift.  Also, a ten (10) minute rest period, to be provided midway in the morning, and ten (10) minutes midway in the afternoon.  This shall be applicable to all Shifts.

ARTICLE 9

PAY CONDITIONS

Section 1.

All employees shall be employed and paid on an hourly basis.  They shall be paid at least once a week in accordance with the terms of this Agreement.

Section 2.

No more than one (1) week’s pay will be held back from an employee.

Section 3.

An employee, when discharged, shall at the time be paid in full for his services.  In case of failure to comply with this Section, the employee shall be paid for normal additional working hours while waiting, until he is paid in full.  Employees working the second and third shifts shall be paid in full by 10:00 a.m. the following work day.

Section 4.

No piece work, unless agreed upon between the parties, shall be permitted on any type of work covered by this Agreement, however, this shall not in any way restrict the Company’s right to set production standards as they relate to the performance of work.  Neither the Company, nor the agent of the Union, or an employee covered by this Agreement, shall give or accept, directly or indirectly any rebate of wages.

Section 5.

Records, verified by each employee, shall be kept by the Company for a period of ninety days, showing the individual straight and overtime hours worked under this Agreement.  Said record shall be subject to examination by an authorized representative by the Union at any reasonable time or times during regular working hours by the Union.

ARTICLE 10

WAGES

Section 1.

All employees working in classifications covered by this agreement, unless otherwise specified shall be paid no less than the classification rate set forth in the attached Exhibit “A”.

Section 2. General Wage Increase
The general wage increase for the term of the contract will be granted in accordance with the classification rates set forth in the attached Exhibit “A” and the following schedule and rules:

Effective February 27, 2005

Amount the employee’s current straight time hourly rate of pay is over their job grade	Amount of increase to be added to the employee’s straight time hourly rate of pay
$0.05 to $0.50 over	90% of appendix A increase
$0.51 to $1.00 over	85% of appendix A increase
$1.01 or more over	75% of appendix A increase

Effective February 26, 2006

Amount the employee’s current straight time hourly rate of pay is over their job grade	Amount of increase to be added to the employee’s straight time hourly rate of pay
$0.04 to $0.50 over	90% of appendix A increase
$0.51 to $1.00 over	85% of appendix A increase
$1.01 to $1.50 over	75% of appendix A increase

Effective February 25, 2007

Amount the employee’s current straight time hourly rate of pay is over their job grade	Amount of increase to be added to the employee’s straight time hourly rate of pay
$0.04 to $0.50 over	90% of appendix A increase
$0.51 to $1.00 over	85% of appendix A increase
$1.01 to $1.50 over	75% of appendix A increase

Leadperson:   The Leadperson will receive $.60 per hour over the highest grade supervised except the department specialist.

Section 3

It is understood that the classification rates listed in Exhibit “A” are hourly rates for experienced employees (after normal progression) for each classification.  Any employee, at the signing of this Agreement, receiving more than these rates while remaining continuously employed shall not suffer a reduction of wages during the life of this Agreement, unless specified elsewhere.

Section 4 Progression

People may be hired at the State of California or Federal minimum hourly wage, whichever is higher.  Effective the first Monday of each month they shall receive a minimum fifteen cents ($ 0.15) per hour increase and thereafter every first Monday of the following month shall be raised a minimum fifteen cents ($0.15) per hour until they reach the proper rate of pay for their classification.  Progressionary movement in classification grades shall be at the rate of fifteen cents ($0.15) per hour and paid in the same manner as above.

Those employees classified as Truck drivers or Maintenance Technicians who are in progression shall be paid forty cents ($ 0.40) per hour progression until they reach the proper rate of pay for their classification.  Those employees classified as Maintenance Helpers who are in progression shall be paid twenty-five cents ($ 0.25) per hour progression until they reach the proper rate of pay for their classification.

All employees who are in progression towards scale and have not yet achieved scale prior to the general wage increase dates in Exhibit A shall continue in progression until reaching the new scale.

Section 5.

Employees who are reclassified into a lower paying classification on a permanent basis for whatever reason shall receive a rate as agreed to by the Company and the Union or the rate for that classification as listed in Exhibit “A”.

Section 6.

The Company may, in addition to the minimum wage rates set forth in this Agreement, award merit increases.  The granting or withdrawal of such amounts shall be the exclusive right of the Company.

Section 7.

The Company may, after discussion of all aspects of said program with the Union, establish a performance bonus pay program at any time during the term of this Agreement.  Such program payoffs would be in addition to the wages paid in accordance with the terms of this Agreement.  The establishment of the standards, amount of payoff, criteria and the total implementation, administration or discontinuance of such a pay program rests exclusively with the Company and would not be subject to the grievance and arbitration procedure.

ARTICLE 11

ADDITIONAL SHIFTS

All employees assigned to the swing shift shall receive twenty-five cents (.25¢) per hour above their regular straight time hourly rate of pay.  All employees assigned to the graveyard shift shall receive thirty cents (.30¢) per hour above the regular time hourly rate of pay.  Shift differential shall be paid for only those hours actually worked during swing shift or graveyard shift.

ARTICLE 12

SHOW-UP TIME

Section 1.

Provided they are available at the regular starting time, employees ordered to work for whom no work is provided, shall receive a minimum of four (4) hours pay, and if said employees work five (5) or more hours, they shall receive eight (8) hours pay.  However, if an employee elects to leave his employment before the end of the shift, he shall only be paid for the actual time worked.

In carrying out the above, employees shall be considered as having been scheduled to work if the foreman or plant manager, or person in charge of the operation, or his representative, fails to notify such employees not to report by the end of the shift on the previous work day.

Section 2.

There will be no obligation for the Company to pay the minimum referred to in this article in the event of floods, fires, power failure or other occurrences beyond the Company’s control.

ARTICLE 13

OVERTIME

The rate of wages for overtime worked shall be as follows:

Section 1.

For the first four (4) hours after the first eight (8) hours worked in any one day, and work on Saturdays for the first eight (8) hours beyond forty (40) straight-time hours in a workweek, time and one-half (1 1/2) the regular straight time hourly rate shall be paid.

Section 2.

All overtime worked thereafter, and work Performed on Sundays, shall be paid for at the rate of double (2) time.

Section 3.

Herein listed holidays when worked shall be paid for at the rate of double (2) time plus the holiday pay.

Section 4.

If a regularly assigned swing or graveyard shift which begins on a Friday or the day before a holiday continues into holiday or Saturday hours, or if a regularly scheduled graveyard shift starts prior to 12:01 a.m. Monday, those shift hours which fall on a Saturday, Sunday or holiday shall be worked at the applicable regular straight time hourly rate of pay plus shift differential and not at an overtime rate.

Section 5.

Any employee working more than eight (8) hours in any one shift shall be entitled to a ten (10) minute rest period at the end of his regular shift, provided he has been scheduled to work at least two (2) hours overtime.

Section 6.

The Company will make a reasonable effort to fulfill overtime requirements on a voluntary basis, however, if a sufficient number of qualified employees have not volunteered, the Company reserves the right to schedule qualified employees to perform the overtime work.

The Company will make a reasonable effort to assign mandatory overtime to the less senior qualified employees unless special skills are required or other unusual circumstances arise.  The Company will make every effort to insure that overtime is distributed in a fair fashion.

If any employee has previously notified the Company of a prior appointment with a doctor, hospital or clinic, that employee will be exempt from the mandatory overtime provisions in Section 7.  Personal commitments will be taken into consideration as the manpower requirements allow.

Section 7.

Any employee, when required to work overtime during the regular week, must be notified by lunch of that day.  When an employee is required to work on Saturday he must be notified no later than lunch on Thursday.  The Company may, after the above stated times, request that an employee work overtime during the regular week or on Saturday, Sunday, or on a holiday.  When so requested the employee, at his option, may accept or decline the offered work.

Section 8.

In that overtime is an integral part of the positions in the maintenance and shipping departments, they will be excluded from the overtime notification requirements.

Section 9.

In no event shall overtime be pyramided or duplicated.

Section 10.

Any incorrect assignments of overtime or violations of the provisions of this Article will be resolved by the aggrieved party being offered the next opportunity to work available overtime rather than direct payment of any type.

ARTICLE 14

TRUCK BREAKDOWNS OR IMPASSABLE HIGHWAYS

On truck breakdowns or impassable highways, drivers on all runs shall be paid normal straight time hourly rates for all time spent on such delays, commencing with the first (1st) hour or fraction thereof, but not to exceed eight (8) hours, out of each twenty-four hour period, except that when an employee is required to remain with the equipment during such breakdown or impassable highway, the driver shall be paid for all such time at the driver’s normal straight time rate or overtime rate whichever is applicable.

All time lost due to delays as a result of overloads or certificate violations involving federal, state or city regulations, which occur through no fault of the driver, shall be paid for at the regular applicable hourly rate.

When a driver is held overnight away from home because of a truck breakdown, impassable highway, or a regularly scheduled overnight run, the driver shall be allowed a total of eighty five dollars ($85.00) per night for expenses covering both meals and lodging.  All other business related expenses will be paid by the Company upon presentation of cost receipts.

ARTICLE 15

SENIORITY AND CONTINUOUS SERVICE

Section 1.

Seniority encompasses the following:

a)                 Length of continuous service

b)                Knowledge, skill and efficiency

c)                 Physical fitness to do the job

When items (b) and (c) are equal, length of continuous service shall govern.

When a reduction of the working force occurs, employees shall be laid off in accordance with their seniority, and the employee with the least amount of seniority will be laid off first.  When the work force is increased after a layoff, the last qualified employee laid off will be the first to be recalled.

Section 2.

When employees have completed the probationary period, they shall have a plant-wide seniority status beginning with the date of employment within the bargaining unit and their continuous service shall commence as of such date.  Unless specified to the contrary elsewhere in this Agreement, the continuous service of an employee shall not be affected or interrupted as a result of layoffs, injury, illness, leaves of absence, or other cause not due to the voluntary act or fault of the employee.

Section 3.

Seniority as defined above would be used only in the case of a reduction or recall of the workforce.  Length of continuous service however would be used as is referenced in all other instances, i.e.transfer, promotion, benefits accrual, vacation selection, etc.

Section 4.  Loss of Seniority and Continuous Service

Continuous service and seniority for all purposes shall be broken, recall and seniority rights forfeited by, and employment and seniority shall cease for any of the following reasons:

(a)  Failure to notify the Company and the Union of intent to return to work within Seventy two (72) hours after the date of recall notice is sent by telegram or other verifiable methods and/or failure to report punctually for work within five (5) days after the date a recall notice is sent to the employee’s last address on record with the Company;

(b)      Absence from work for any reason for three or more days, without notice;

(c)       Voluntary quit;

(d)      Discharge;

(e)       Retirement;

(f)  Failure to return to work promptly at the expiration of any leave of absence granted in writing by the Employer or working while on such leave of absence;

(g)      Layoff for a period of six (6) months.

ARTICLE 16

JOB BIDDING PROCEDURE

Section 1.

When permanent full time vacancies or permanent new positions occur in other than entry level positions (Grade IV and Grade V), the Company shall post a notice on the bulletin board prior to filling the positions permanently.  The notice shall be posted for at least forty-eight (48) hours.  Such posting shall include the classification of the job, the rate of pay, the department (where applicable) and the shift.

Section 2.

Any employee who wishes to be considered for the opening may make application by signing the notice during the forty-eight (48) hours.

Section 3.

The Company will review the list of all employees making application.  In determining the selection of a successful candidate, the Company will take into consideration the employees’ knowledge, skill, experience, efficiency, work record, attitude and habits, attendance, physical fitness, and ability to perform the duties of the position.  When, in the sole determination of the Company, the above mentioned are equal, length of continuous service shall be considered.  The Company will post a notice announcing the successful candidate, if one is selected.

Section 4.

The company may fill vacancies or new positions from outside the bargaining unit if in its judgment there is no one qualified.

Section 5.

Employees promoted to fill a vacancy shall be given a trial period.   This period  or time of evaluation by the Company may be up to ninety (90) days, unless an extension is mutually agreed to by the Company and the Union.  If an employee in the sole determination of the Company proves incapable of satisfactorily performing the job, the employee shall be removed from such job and returned to his former classification and rate.

Section 6.

Postings may remain valid for thirty (30) calendar days after such posting in case additional openings become necessary within a particular classification, department and shift.

Section 7.

Any employee awarded a new job, in a higher classification shall progress to the rate of the job as the Company determines his ability to perform the duties of the job.

Section 8.

The promotion and/or demotion to the Leadperson, Truck Driver, Serviceperson, Quality Control Technician and Maintenance Helper and Maintenance Technician positions shall be at the sole discretion of the Company.

Section 9.

There will be no obligation on the part of the Company to consider more than one (1) request from an employee in a six (6) month period or consider requests from probationary employees.

Section 10.

An employee who is at or above the rate of the job they have successfully bid, will receive a job bid increase of fifteen cents (15¢) per hour at the completion of the trial period.  Bids must be of a promotional nature (higher job grade 3, 3A, 2, 2A, 1,) to qualify for job bid increase.

ARTICLE 17

REPRESENTATION

Section 1.

Any Union official who wishes to enter the Company property for any reason shall telephone the division manager or designee in advance.  A duly authorized representative of the Union who complies to the above shall be permitted to enter the Company buildings and grounds.  This is for the purpose of observing whether this Agreement is being observed or to investigate complaints from employees under this Contract, provided that the Union representative advised the Company’s division manager or designee immediately upon entering the building or grounds.

Section 2.

The employer will provide space on bulletin boards in the plant for posting notices of Union business.  Such notices must be shown to the plant manager before posting.

ARTICLE 18

SHOP STEWARDS

Section 1.

Immediately, upon selection of the steward, the Union shall notify the Company in writing as to his or her identity.  The steward shall be an employee of this Company currently on the payroll and currently employed and working in a job clearly covered by this Agreement at the time of performance of any steward function.  Nothing herein shall preclude participation in grievances by the steward.  The steward shall not advise or recommend noncompliance with the order of any supervisor but shall, instead, advise the employee of his/her rights under the grievance procedure.

Section 2.

The steward shall be required to investigate and adjust grievances on his or her non-working time and the non-working time of the employees whenever possible.  However, in the event that it becomes necessary for a shop steward to leave his place of work, for the purpose of investigating or handling a grievance, he will report to his supervisor and advise him of his destination.  In the event that the shop steward is on a job that affects the production of an employee or group of employees, the supervisor shall make the necessary arrangements to relieve the shop steward as soon as possible.  The shop steward will remain on the job until such arrangements can be made.  He shall report to his supervisor immediately upon his return.  The steward shall take only that amount of time that is necessary for the adjustment or investigation of a particular bona fide grievance.

Section 3.

No shop steward shall be laid off for the reason that he is or has participated as a shop steward and there shall be no discrimination against the shop stewards for engaging in protected Union activities.

Section 4.

The shop stewards and employees will not suffer any loss in pay for regularly scheduled hours of work while attending grievance meetings scheduled by the Company.  Any time spent outside of the regularly scheduled hours will not be paid for by the Company.

ARTICLE 19

SETTLEMENT OF DISPUTE/GRIEVANCE PROCEDURE
Section 1.  Definition and Procedure

For all purposes of this Agreement, a grievance is any dispute or controversy between the Company and any of the employees covered by this Agreement, involving the meaning, interpretation or application of the provisions of this Agreement.

Section 2.

Such grievances shall be handled in the following manner:

STEP 1  The aggrieved employees or a Union steward shall present and discuss the grievance with the employee’s immediate supervisor.

STEP 2  If no satisfactory settlement is made within three (3) working days after consultation with the immediate supervisor, the Union Representative or Union Steward shall within three (3) working days reduce the grievance to writing and present the grievance to the plant manager.

STEP 3  If no settlement is made within three (3) working days after consultation with the plant manager, the Union Representative will request a meeting with the general manager.

STEP 4  If no settlement is reached within ten (10) working days after the meeting with the general manager, it may be submitted at the request of either party to arbitration by written notice within five (5) working days to the other party.

Section 3.

If the parties cannot reach agreement on an impartial arbitrator, either the Union or the Employer may request the California State Conciliation Service to submit a list of five (5) arbitrators to the parties.

The list shall contain only established arbitrators in the State of California.  Each party shall alternately scratch two (2) names from the list, the first scratch being selected by lot, and the person remaining shall be the arbitrator.

Section 4.

The impartial arbitrator shall hold a hearing as soon as practicable, and following the conclusion of the hearing, shall issue an award which shall be final and binding upon the Union, the Company and any employee involved in the grievance or dispute.  The arbitrator shall render his award within thirty (30) days after the conclusion of the hearing.

Section 5.

All expenses of the arbitration, including the fees of the arbitrator and the cost of any transcript, shall be paid by the loosing party to the arbitration.  In the event of any disagreement as to the prevailing party, the arbitrator shall have the authority to determine which party shall pay any or what portion of the expenses of the arbitration.

Section 6.

The arbitrator shall have no authority to modify, amend, revise, add to, or subtract from any of the terms or conditions of this Agreement.

Section 7.

A grievance involving a discharge must be presented in writing within five (5) working days after the employee receives notice of the discharge.  All other grievances must be presented in writing within ten (10) working days after the Union or the employee knew or should have known of the action, inaction, occurrence or condition constituting the alleged grievance.  All grievances presented in writing must state the specific nature of the grievance, including the particular provisions of the Agreement involved and signed by the employee and/or Union steward.

Section 8.

If there is some question as to the interpretation of the award, the Company and the Union shall jointly query the arbitrator for a further clarification.

Section 9.

The time limit set forth herein may be extended by written agreement only.

ARTICLE 20

DISCIPLINE AND DISCHARGE

Section 1.

Probationary employees may be discharged or otherwise disciplined by the Company and said discharge or discipline will not be subject to the grievance procedure.

Section 2.

Discharge or other discipline of non-probationary employees will be for just cause and is subject to the grievance procedure set forth in this Agreement.  The Company will notify the Union or its Shop Steward of any disciplinary discharges involving non-probationary employees.

Section 3.

Notice of discharge, suspension or demotion of non-probationary employees shall be provided in person, by telephone, or mail, addressed to the employee’s last address on file with the Company as soon as possible.

Section 4.

If so requested, an employee may be represented by a Union Representative or Shop Steward during a meeting with the Company where discharge or other discipline is being administered.

ARTICLE 21

INDUSTRIAL INJURIES

Section 1.

The Company shall make reasonable provisions for the safety and health of its employees in the plant during their hours of employment.  The Company agrees that it will furnish and maintain essential medical aid and first aid equipment.  The Union and its members will cooperate in maintaining sanitary conditions and in the use of safety devices, making suggestions so as to improve the safety and health of the employees, and taking reasonable care of any safety materials provided.

Section 2.

The Company agrees to pay a maximum of eight (8) hours at his regular rate of pay to any employee who sustains an injury and is unable, by direction of the attending physician, to continue work that day because of such injury.

The Company agrees to pay his regular rate of pay to an employee who is actually at work for time spent during normally scheduled working hours by the employee in obtaining medical examinations or treatment arising out of an industrial injury if the employee cannot see the doctor outside of normal working hours.

Section 3.

By mutual agreement between the Company, the Union and the attending physician,  the employee who is unable to perform the duties of his job because of injury or physical handicap, may be placed in a different job classification at a reduced rate of pay if such a position is available and he can perform the duties of the job.

ARTICLE 22

TOOLS

Section 1.

Any and all tools required for the job will be furnished by the Company.  The cost of replacement of safety equipment or tools, because of repeated damage through negligence or loss, shall be borne by the employee.

Section 2.

The Company shall, at all times, provide safe tools, materials and equipment and safe working conditions.  No employee shall be dismissed or otherwise disciplined for refusal to work with unsafe tools, materials or equipment or under unsafe working conditions.

ARTICLE 23

PAID VACATIONS

Section 1.

Each employee shall receive one (1) week’s vacation with pay after one (1) year of service with the Employer and two (2) weeks vacation with pay after two (2) years of service with the Employer, and thereafter as follows:

After eight (8) years, three weeks;

After fifteen (15) years, four weeks.

Section 2.

Vacation pay for each week of vacation shall be computed by multiplying the number of hours in the average of the regularly scheduled work weeks during the qualifying year by the straight time hourly rate of pay, but shall in no event be less than forty (40) hours pay for each week of vacation.

Section 3.

Each employee shall be considered as having a year’s continuous service and a year’s eligibility for vacation for each completed year, starting from the date of his employment, in which he has worked at least fourteen hundred (1400) straight time hours for the Employer.

Section 4.

The employee shall take at least one week of his vacation within the twenty-four (24) weeks after he has become eligible for a vacation and he shall be eligible to receive the remaining vacation pay in lieu of time off.  Any eligible employee who is permanently laid off or discharged shall be paid for his accrued vacation at the time of such layoff or discharge.

Section 5.

If a recognized holiday occurs during the time an employee is absent on an earned vacation, he may absent himself for one more day and he shall become entitled to an additional eight (8) hours of pay at his straight time rate, providing he qualifies in all other respects for such holiday pay.

Section 6.

Any employee who terminates, or is terminated after he has completed twelve (12) months or more of continuous service with the Employer since the date he was last employed, shall be granted one-twelfth (1/12) of one, two or three weeks, etc., vacation pay, whichever applies, for each month of service since his last anniversary date in which month he has completed 120 straight time hours.

Section 7.

Those employees who terminate or have been terminated and who have had less than one (1) year’s service, will not be eligible for any vacation payment.  Those employees who are laid off for lack of work and who have had less than one (1) year’s service will be eligible for accumulated vacation payment at the rate of one-twelfth (1/12) of one week for each month of service since their hire date in which they have completed 120 straight time hours.

Section 8.

Any employee laid off through reduction in force, or any other reason beyond the employee’s control, and re-employed within six (6) months shall be considered as having been continuously employed for determining length of continuous service completed.

Section 9.

The amount of taxes to be deducted from the employee’s vacation and sick leave check, at the time of the anniversary payoff, will be paid at approximately the same tax rate that was taken from the regular pay check for that week, had the vacation and sick leave not been paid.

ARTICLE 24

HOLIDAY PAY

The Company will recognize holidays as follows:

Memorial Day

Fourth of July

Labor Day

Thanksgiving Day

Friday after Thanksgiving Day

Full day before Christmas Day

Christmas Day

Full day before New Year’s Day

New Year’s Day

Employee’s Birthday (following employee’s anniversary date)

Employee’s Anniversary

Section 1.

An employee who has completed his probationary period prior to a recognized paid holiday, has worked his last scheduled working day prior to the holiday and his next scheduled working day after the holiday, and meets the other requirements, shall receive eight (8) hours times his straight time hourly rate.  Where a recognized holiday falls on Saturday, it will usually be observed on Friday.  Where a recognized holiday falls on Sunday, it will usually be observed on Monday.  The above may be modified to conform with National practice.

Section 2.

An employee absent for a period not to exceed three (3) weeks for vacation, industrial accident, layoff or absence for illness (which is substantiated with doctor’s verification), shall qualify for holiday pay upon their return to active employment if the holiday falls within that period.

Section 3.

The employee’s birthday and employee’s anniversary date are recognized holidays.

(a)  An employee must have completed one (1) year of service with the Company to be eligible.

(b)  The holiday may be observed on some other day within a following thirty (30) day period with joint agreement between the employee and his supervisor.  Request for a particular date should be made in writing at least one (1) week prior to the elected day.

(c)  If the holiday is to be observed and scheduling such would result in interference with efficient operations, recognition shall be given to time off request and seniority in scheduling off those employees requesting the day.

Section 4.

The anniversary date holiday pay will be included in the anniversary pay off check.

ARTICLE 25

SICK PAY

Section 1.

All employees covered by this Agreement who have worked for the Company one (1) year shall commence to accumulate up to two (2) days sick leave pay at a rate of .0087 per straight time hours worked or paid to a maximum of sixteen (16) hours.

Section 2.

All employees covered by this Agreement who have worked for the Company three (3) consecutive years shall commence to accumulate up to three (3) days sick leave pay at a rate of .0129 per straight time hour worked or paid to a maximum of twenty-four (24) hours.

Section 3.

All employees covered by this Agreement who have worked for the Company four (4) consecutive years shall commence to accumulate up to four (4) days sick leave pay at a rate of .0173 per straight time hour worked or paid to a maximum of thirty-two (32) hours.

Section 4.

All employees covered by this Agreement who have worked for the Company five (5) consecutive years shall commence to accumulate up to five (5) days sick leave pay at a rate of .0216 per straight time hour worked or paid to a maximum of forty (40) hours.

Section 5.

Sick leave pay will be accrued in equal monthly increments throughout the year for any month the employee has worked a major portion thereof, and may not be taken faster than accumulated not to exceed the maximum allowable per the above applicable section.

Section 6.

The unused portion of such leave will be paid off at the employee’s anniversary date of employment.

Section 7.

Any employee laid off through reduction of force and re-employed within six (6) months shall be considered as having been continuously employed for purposes of determining consecutive years of service.

Section 8.

If accrued, sick pay may be taken in less than eight (8) but not less than one (1) hour increments upon employee’s request for payment.

ARTICLE 26

HEALTH, LIFE, DENTAL AND VISION INSURANCE

Section 1.

The Company shall provide a Kaiser health and welfare program for all active non-probationary employees covered by this Agreement.  Any future change in the carrier by the Company may be done so at their option, however, the new program or carrier should provide substantially equivalent benefits.  The annual renewal date of the Kaiser program will be in July of each year.

Section 2.

To be eligible for this benefit plan an employee must have completed the prescribed waiting period. Coverage under the benefit plan will terminate upon termination of employment.

Section 3.

The Company has elected to make available to all factory employees the Safeguard Dental Option as provided the administrative employees.  The total cost of participation is paid by the employee and any future increase in premium will be paid in full by the employee.

Section 4.

The eligible employee’s cost for continued participation in the Plans will be:

KAISER MEDICAL

Single Coverage-E1*	Single + 1 Dependant-E-2*	Family Coverage E-I*
$19.15 weekly	$38.41weekly	55.56weekly

KAISER W/SAFEGUARD

Single Coverage-FL*	Single + 1 Dependant-FM*	Family Coverage FN*
$21.34 weekly	$42.55 weekly	$60.87 weekly
SAFEGUARD DENTAL ONLY
Single Coverage-YL*	Single + 1 Dependant-YM*	Family Coverage YN*
$2.19 weekly	$4.14 weekly	$5.31 weekly

Section 5.

Any future increase in medical and/or vision premiums during the term of this Agreement will be shared equally by the Company and the employee.  The additional employee contribution required will be added to any existing contribution as a weekly payroll deduction.  The Company will give the Union thirty (30) days written notification of any cost changes under the Plan.

ARTICLE 27

EMPLOYEE RETIREMENT SAVINGS PROGRAM

Section 1.

Effective July 1, 1977 and under government regulation, a contributory retirement savings plan was established whereby the Company and eligible employees may contribute a specified amount for each hour worked.  The funds will be placed into a Retirement Trust Account and will be managed by an independent trustee.  Company contributions remain in the Trust Fund and cannot be returned to the Company under any circumstances.  Provisions are made for withdrawal of all or part of each employee’s contributions, temporary suspension of participation and sharing of Company contribution and fund earnings, all in accordance with government regulations.

Section 2.

The schedule of Company contribution is as follows:

$0.24 per hour for each hour worked.

The amount of the minimum participants’ contribution for the term of the contract will be as follows:

.10¢ per hour for each hour worked.

Section 3.

Each participant will have the option to contribute the minimum participants’ contribution as specified above or an amount equal to twice the Company’s contribution in five cent (.05¢) per hour increments.  A participant may elect to have his contributions raised for the minimum yearly rate to the maximum rate at any time during the year.

Section 4.

A participant contributing the maximum may reduce his contribution back to the minimum at any time, however, he may not elect to move up to the maximum contribution again until the next anniversary date of the Contract.

Section 5.

Regardless of which option the participant selects, the Company’s contribution will only be the amount specified above.

Section 6.

A summary of the Plan shall be made available to all employees.

Section 7.

A copy of the entire Plan will be furnished to the Union.  Such plan will be available for inspection at the office of the Company and/or the Union during normal business hours.

ARTICLE 28

LEAVES OF ABSENCE
Section 1.  Unpaid Medical Leave

The Company may, within its sole discretion, grant an unpaid medical leave for bona fide medical reasons for a period not to exceed six (6) months per year for employees who satisfy the requirements of this Section.  Employees must submit to the plant manager a written request for medical leave as early as possible.  Said written request must include a statement setting forth the personal medical condition requiring said leave, the expected date of return to work, and the name, address and telephone of the attending and treating physician.  The employee shall also furnish a written statement which shall contain a written statement by the physician of the medical condition, expected duration of leave, necessity for leave, and expected date of return to work.

Section 2.  Military Leave

The Company will grant unpaid military leave as required by law.  The employee will provide the Company with a minimum of two weeks notice of his or her request for military leave.

Section 3.  Personal Leave

The Company may within its sole discretion grant unpaid personal leave for bona fide personal emergencies for a period not to exceed thirty (30) days per calendar year to an employee.

Section 4.  Industrial Injury Leave

Any employee who requires a leave by reason of an industrial accident, injury, or illness arising out of or in the course of employment by this Company may be granted a leave up to twelve (12) months.  The employee shall confirm that the Company has received a written statement by the physician of the medical condition, expected duration of leave, necessity for leave, scheduled treatment during leave and expected date of return to work.

Section 5.

Any employee granted a leave of absence pursuant to this Section shall not have his or her anniversary date adjusted.  Any employee who fails to follow the requirements for securing a leave of absence as set forth herein will be denied such leave and any employee who fails to report to work at the expiration of the leave with authorization is subject to immediate termination.

Section 6.

Any employee on medical leave or personal leave must notify the Company every thirty (30) days in order to retain such leave rights or he may be terminated.  Also, a medical leave or personal leave shall not be granted under this clause to work elsewhere.  Any employee working elsewhere while on a leave will be terminated.

Section 7.

In no event does the Company have to grant a leave in excess of the time the employee has been employed by the Company.

ARTICLE 29

JOB CLASSIFICATIONS

If the Company establishes a new job classification within the bargaining unit during the term of this Agreement, the Company, prior to implementation, will notify the Union of any new classification and set the initial rate of pay for such new job classification.  If the Union is not satisfied with the rate of pay established by the Company, it shall have the right, within ten (10) days after the establishment of such new classification, to request a meeting with the Company.  The Company and the Union shall then meet and endeavor to mutually settle the matter to the satisfaction of both parties.  If agreement cannot be reached, the Union may file a grievance pursuant to Article 19 of this Agreement.  If the grievance proceeds to arbitration, the arbitrator shall have jurisdiction to determine only whether or not the rate of pay established for such new job classification bears a fair relationship to the other rates of pay set forth in this Contract, and if not what rate of pay would bear such relationship.  The expense for the arbitration in the Article shall be borne equally by the Company and the Union.

ARTICLE 30

JOINT COMMITTEE ON INDUSTRIAL RELATIONS

A group of bargaining unit employees, selected by the Union, shall serve during the life of this Agreement with Company representatives as employee members of the Joint Committee on Industrial Relations.  The purpose of the Joint Committee is to afford a better means of communication between the employees and the Company through informal discussions of matters of mutual interest, with the aim in mind of resolving matters of concern to the mutual satisfaction of all parties.  The Joint Committee will meet monthly or as often as jointly agreed upon from time to time by the chairman of the bargaining committee and the representatives of the Company.

ARTICLE 31

GENERAL PROVISIONS

Section 1.

It shall be the sole responsibility of employees to notify the Company personnel office in writing of their current address and telephone number and any change thereof.  The Company shall be considered as having complied with any notice requirement if such notice is sent to the employee’s last address on record.

Section 2.

In the event any federal, state or local law  conflicts with any provisions of this Agreement, the provision or provisions so affected shall no longer be operative or binding upon the parties, but the remaining portion of the Agreement shall remain in full force and effect.

Section 3.

The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent for any further waiver of any such breach or condition.

Section 4.

Words used in the singular form shall be deemed to include the plural, and vice versa, in all situations where they would apply.

Section 5.

Headings to Articles, Sections or Subsections of this Agreement have been supplied for convenience only and are not to be taken as limiting or extending the meanings of any of the provisions of the Agreement.

ARTICLE 32

SOLE AND ENTIRE AGREEMENT
Section 1

This Agreement concludes all collective bargaining between the parties hereto during the term hereof and constitutes the sole, entire Agreement between the parties hereto, and supersedes all prior agreements and understandings, oral or written, express or implied, practices or past practices, between the Company and the Union or its employees, and expresses all obligations and restrictions imposed on each of the respective parties during its term.

Section 2.

The Company and the Union warrant and agree that neither of them is under any disability of any kind that will permit either from fully and completely carrying out and performing each and all of the terms and conditions of this Agreement.  The individuals signing this Agreement do so in their official capacities and the signatures thereof guarantee and warrant their authority to act for and bind the respective party whom their signature purports to represent.  This Agreement contains all the covenants, stipulations, agreements, and provisions agreed upon by the parties hereto and no agent or representative of either party has the authority to make, none of the parties shall be bound by nor liable for any statement, representation, promise, inducement, or agreement not set forth herein.

Section 3.

The Company and the Union acknowledge that during the negotiations which resulted in this Agreement each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining and that the understanding and agreement arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement.  Therefore, the Company and the Union, for the life of this Agreement, unqualifiedly agree that the other shall not be obliged to bargain collectively with respect to any matter not specifically agreed to in this Agreement, regardless of whether such matter was or was not within the knowledge or contemplation of either or both of the parties at the time they negotiated this Agreement.  With respect to the negotiations leading up to the execution of this Agreement, the fact that a proposal was made and withdrawn during the course of these negotiations shall not be used to prove that the party making the proposal had in any manner given up any rights granted to it elsewhere in this Agreement.

ARTICLE 33

TERM OF AGREEMENT

This Agreement shall be effective prospectively from March 1, 2005 and shall continue in full force and effect thereafter to and including February 28, 2008 and shall be automatically renewed for one additional year thereafter unless either party serves certified mail notice on the other at least sixty days prior to such termination date, or any subsequent anniversary date, of its desire to terminate, modify or amend this Agreement.

IN WITNESS WHEREOF, EXECUTED THIS 30th DAY OF March 2005

INTERNATIONAL WINDOW NORTHERN CALIFORNIA

by:	/s/ [ILLEGIBLE]

GLAZIERS, ARCHITECTURAL METAL AND GLASS WORKERS LOCAL 1621 of SAN JOSE

by:	/s/ [ILLEGIBLE]	3/28/05

EXHIBIT “A”

HOURLY WAGE SCHEDULE

GRADE	JOB	2/27/05	2/26/06	2/25/07

4	Small parts	$9.20	$9.60	$10.00
	Vinyl Glazier
	Janitor
	Punch Press Operator
	Glass Setter
	Washing Machine Operator
	Assembler/Vinyl

3	Saw Operator	$10.04	$10.44	$10.84
	Warehouseman Helper
	CNC3, Operator-2 Pt. Welder
	Shipping Clerk
	Assembler/Aluminum
	Insulated Door Assembler

3A	Special Frames	$10.30	$10.70	$11.10
	Truck Loader/Service
	Forklift/Crane Operator
	CNC3A Operator-Glass, Grid, 4 Pt. Single Welder, Flex Fab
	Warehouseman

2	CNC 2 Operator-Intercept and Double Welder	$12.35	$12.75	$13.15
	Specials Glass Cutter
	CNC Optimizer
	Quality Control

2A	Truck Driver	$12.75	$13.15	$13.55
	Serviceworker

1	Maintenance Helper	$14.05	$14.45	$14.85
	Special Frames Welder
	Department Specialist

1A	Maintenance Tech.	$17.70	$18.10	$18.50

LEADPERSON: Leadperson will receive a rate of sixty cents ($0.60) per hour above the rate of the highest classification supervised with the exception of the Department Specialist

GLAZIERS ARCHITECTURAL METAL & GLASS WORKERS LOCAL 621

AND

INTERNATIONAL WINDOW-NORTHERN CALIFORNIA

LETTER OF UNDERSTANDING

In order to conform the eligibility for health, dental, life and vision insurance to a monthly eligibility the Glaziers Architectural Metal & Glass Workers Local 621 and International Window-Northern California agree that the language in Article 26, Section 2 shall be changed to read:

To be eligible for this benefit plan an employee must have completed the prescribed waiting period. Company contribution for the plan will terminate the last day of the month during which employment terminates, providing the employee’s share of premium is paid for the entire month.

GLAZIERS ARCHITECTURAL METAL & GLASS WORKERS LOCAL 621		INTERNATIONAL WINDOWS- NORTHERN CALIFORNIA

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]

Dated:	1/5/06	Dated:	January 9, 2006